Exhibit 10.1

Execution Version

TAX MATTERS AGREEMENT

by and among

DELL TECHNOLOGIES INC.

AND ITS AFFILIATES

and

VMWARE, INC.

AND ITS AFFILIATES,

Dated

April 14, 2021

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of April 14, 2021 (the “Effective Date”), is entered into by and among Dell Technologies Inc., a Delaware corporation (“Dell”), each Dell Affiliate (as defined below), VMware, Inc., a Delaware corporation (“VMware”), and each VMware Affiliate (as defined below).

RECITALS

WHEREAS, Dell and EMC were parties to the Agreement and Plan of Merger dated as of October 12, 2015, as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 16, 2016, by and among Dell, Dell Inc., a Delaware corporation, Universal Acquisition Co., a Delaware corporation and wholly owned subsidiary of Dell, and EMC (collectively, the “Merger Agreement”);

WHEREAS, at the Effective Time of the Merger (as defined in the Merger Agreement), EMC and its direct and indirect domestic subsidiaries, including VMware and each VMware Affiliate, became members of an Affiliated Group of which Dell is the common parent corporation;

WHEREAS, EMC and VMware are parties to that certain Tax Sharing Agreement dated August 13, 2007, as amended on January 1, 2011 (the “Prior TSA”);

WHEREAS, the parties amended and restated the Prior TSA on September 6, 2016 (as amended, the “First Amended and Restated TSA”);

WHEREAS, the parties amended and restated the First Amended and Restated TSA on December 30, 2019 (as amended, the “Second Amended and Restated TSA” and, together with the Prior TSA and the First Amended and Restated TSA, the “Pre-Spin TSAs”); and

WHEREAS, in connection with the External Distribution (as defined below), the parties have determined that it is appropriate to terminate the Pre-Spin TSAs and enter into this Tax Matters Agreement as of the Effective Date and having the terms set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1 Definitions.

As used in this Agreement, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accelerated Amount” has the meaning set forth in Section 5.01(d) of this Agreement.

“Advance Payments” has the meaning set forth in Section 5.01(d) of this Agreement.

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a) of the Code that files a consolidated return for United States federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” has the meaning set forth in the preamble hereto.

“Assumed Tax Rate” has the meaning set forth in Section 5.01(d) of this Agreement.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Dell or one or more Dell Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein VMware or one or more VMware Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Dell or one or more Dell Affiliates.

“Controlling Party” has the meaning set forth in Section 8.01 of this Agreement.

“Deconsolidation Event” means, with respect to VMware and each VMware Affiliate, any event or transaction that causes VMware and/or one or more VMware Affiliates to no longer be eligible to join with Dell or one or more Dell Affiliates in the filing of a Consolidated Return or a Combined Return, including an External Distribution; provided, that no event or transaction with respect to Pivotal that occurred before the Effective Date shall be considered a Deconsolidation Event for purposes of this Agreement.

“Dell Affiliated Group” means the Affiliated Group that includes the Dell Group and the VMware Group.

“Dell Affiliate” means any corporation or other entity directly or indirectly “controlled” by Dell where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity, but at all times excluding VMware or any VMware Affiliate.

“Dell Business” means all of the businesses and operations conducted by Dell and Dell Affiliates, excluding the VMware Business, at any time.

“Dell Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Dell is the common parent corporation, and any corporation or other entity that may be, may have been or may become a member of such group from time to time, but excluding any member of the VMware Group.

“Distribution” means any distribution by Dell or any Dell Affiliate of its issued and outstanding shares of VMware stock (and securities, if any) that Dell holds at such time to Dell shareholders and/or security holders or the shareholders and/or security holders of a Dell Affiliate in a transaction intended to qualify as a distribution under section 355 of the Code, including an External Distribution.

“Distribution Date” means the date on which the External Distribution is consummated.

“Distribution Taxes” means (i) any Taxes imposed on, or increase in Taxes incurred by, Dell or any Dell Affiliate, and any Taxes of a Dell shareholder (or former Dell shareholder), including VMware by reason of Treasury Regulations Section 1.1502-6, that are required to be paid or reimbursed by Dell or any Dell Affiliate pursuant to a legal determination, provided that Dell shall have vigorously defended itself in any legal proceeding involving Taxes of a Dell shareholder (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of a Distribution to qualify as a tax-free transaction under section 355 of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to a Distribution) or corresponding provisions of the laws of any other jurisdictions or (ii) any Taxes with respect to the recognition of an Excess Loss Account in Dell’s direct or indirect shares of VMware stock, but only to the extent caused by or attributable to a Distribution. Any Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

“EMC” means EMC Corporation, a Massachusetts corporation that is a Dell Affiliate.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Excess Loss Account” has the meaning set forth in Treasury Regulation section 1.1502-19.

“External Distribution” means any distribution by Dell of the issued and outstanding shares of VMware stock (and securities, if any) that Dell holds at such time to Dell shareholders in a transaction intended to qualify as a distribution under section 355 of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Income Tax” shall mean any federal, state, local or non-U.S. Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any Taxes imposed in lieu of such a tax. For the avoidance of doubt, the term “Income Tax” includes any franchise tax or any Taxes imposed in lieu of such a tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Indemnification Notice” has the meaning set forth in Section 6.04 of this Agreement

“Indemnified Party” has the meaning set forth in Section 6.04 of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 6.04 of this Agreement.

“Independent Accountant” has the meaning set forth in Section 2.04(b) of this Agreement.

“Independent Firm” has the meaning set forth in Section 10.03 of this Agreement.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“Joint Liability Return” has the meaning set forth in Section 8.06 of this Agreement.

“Joint Responsibility Item” means any Tax Item for which the non-Controlling Party’s responsibility under this Agreement could exceed one hundred fifty thousand dollars ($150,000), but not a Sole Responsibility Item.

“MD Stockholders” has the meaning set forth in the Registration Rights Agreement.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Dell or VMware and provided to Tax Counsel as a condition for the completion of a Tax Opinion or Supplemental Tax Opinion.

“Option” means an option to acquire common stock, or other equity-based incentives the economic value of which is designed to mirror that of an option, including nonqualified stock options, discounted nonqualified stock options, cliff options to the extent stock is issued or issuable (as opposed to cash compensation), and tandem stock options to the extent stock is issued or issuable (as opposed to cash compensation).

“Owed Party” has the meaning set forth in Section 7.05 of this Agreement.

“Payment Period” has the meaning set forth in Section 7.05(e) of this Agreement.

“Pivotal” means Pivotal Software, Inc., a Delaware corporation, and its subsidiaries.

“Pivotal Acquisition” means the acquisition of Pivotal Software, Inc. by VMware from Dell on December 31, 2019.

“Pivotal Tax Sharing Agreement” means the Tax Sharing Agreement by and among Dell and its Affiliates, EMC and its Affiliates, and Pivotal dated as of February 8, 2017.

“Post-Pivotal Acquisition Period” means taxable periods (or portions thereof) beginning after the date of the Pivotal Acquisition.

“Post-Deconsolidation Period” means any taxable period beginning after the date of a Deconsolidation Event.

“Pre-Pivotal Acquisition Period” means taxable periods (or portions thereof) ending on or before the date of the Pivotal Acquisition.

“Pre-Deconsolidation Period” means any taxable period beginning on or before the date of a Deconsolidation Event.

“Present Value of Accelerated Taxes” has the meaning set forth in Section 5.01(d) of this Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (i) as a result of which VMware would merge or consolidate with any other Person (other than mergers of direct or indirect wholly owned subsidiaries with or into VMware (with VMware surviving)), or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from VMware or any VMware Affiliate and/or one or more holders of their stock, any amount of stock of VMware that would, when combined with any other relevant changes in ownership and/or voting power of the stock of VMware (including, for the avoidance of doubt, any changes in voting power as a result of the conversion of VMware Class B Common Stock to VMware Class A Common Stock following the External Distribution), result in a shift of more than forty percent (40%) of (a) the value of all outstanding shares of stock of VMware as of the date of the Distribution, or (b) the total combined voting power of all outstanding shares of voting stock of such party as of the date of the Distribution. For purposes of the preceding sentence, (i) the conversion of VMware Class B Common Stock to VMware Class A Common Stock following the External Distribution will be treated as resulting in a shift of nineteen percent (19%) of the total combined voting power of all outstanding shares of voting stock of VMware, and (ii) the total value or total combined voting power of all VMware stock issued and outstanding immediately after the Distribution shall be reduced by any redemption or repurchase (directly or indirectly) by VMware (or any VMware Affiliate) of VMware stock following the Distribution. For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. Notwithstanding the two previous sentences, the effect of any such recapitalization, other action, or redemption or repurchase (directly or indirectly) of shares shall take into account any applicable IRS private letter ruling received by VMware. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted in accordance with that intention. For the avoidance of doubt, the term Proposed Acquisition Transaction does not include any transaction required by the Transaction Agreements.

“Reasonable Comment” means a comment with respect to a Tax Return or Tax calculation (excluding, to the extent such items primarily impact Dell, elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported) that takes a position that satisfies at least a “more likely than not” standard of confidence, or, if such comment relates to a position taken by Dell that does not itself satisfy a “more likely than not” standard, a position that satisfies a “substantial authority” standard of confidence.

“Registration Rights Agreement” has the meaning set forth in Section 2.7(b) of the Separation and Distribution Agreement.

“Response” has the meaning set forth in Section 6.04 of this Agreement.

“Ruling” means (i) any private letter ruling issued by the IRS in connection with a Distribution in response to a request for such a private letter ruling filed by Dell (or any Dell Affiliate) prior to the date of a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Ruling Documents” means (i) the request for a Ruling filed with the IRS, together with any supplemental filings or other materials subsequently submitted on behalf of Dell, its subsidiaries and shareholders to the IRS, the appendices and exhibits thereto, and any Ruling issued by the IRS to Dell (or any Dell Affiliate) in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Separation and Distribution Agreement” means the Separation and Distribution Agreement between Dell and VMware, dated as of April 14, 2021.

“SLP Stockholders” has the meaning set forth in the Registration Rights Agreement.

“Sole Responsibility Item” means any Tax Item for which the non-Controlling Party has the entire economic liability under this Agreement.

“Special Dividend” has the meaning set forth in Section 5.01(b).

“Stockholders Agreement” has the meaning set forth in Section 2.7(a) of the Separation and Distribution Agreement.

“Stub Period” means a Taxable year of less than twelve months.

“Supplemental Ruling” means (i) any ruling (other than the Ruling) issued by the IRS in connection with a Distribution, and (ii) any similar ruling issued by any other Taxing Authority addressing the application of a provision of the laws of another jurisdiction to a Distribution.

“Supplemental Ruling Documents” means (i) the request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued by the IRS in connection with a Distribution and (ii) any similar filings submitted to, or rulings issued by, any other Taxing Authority in connection with a Distribution.

“Supplemental Tax Opinion” has the meaning set forth in Section 5.02(c) of this Agreement.

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means (i) for purposes of Section 5.02(c), a nationally-recognized law firm or “Big Four” accounting firm selected by VMware and (ii) for all other purposes, a nationally-recognized law firm or “Big Four” accounting firm selected by Dell to provide a Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a Taxpayer for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability of such Taxpayer in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Opinion” means an opinion issued by Tax Counsel as one of the conditions to completing a Distribution addressing certain United States federal Income Tax consequences of a Distribution under section 355 of the Code.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, net worth, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value-added or other taxes (including any interest, penalties or additions attributable thereto), and a “Tax” shall mean any one of such Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.

“Transaction Agreements” means any and all agreements entered into between Dell and VMware, and any other persons, related to a Distribution, including but not limited the Separation and Distribution Agreement, the Stockholders Agreement, and the Registration Rights Agreement.

“VMware” has the meaning set forth in the preamble hereto.

“VMware Affiliate” means any corporation or other entity directly or indirectly “controlled” by VMware at the time in question, where “control” means the ownership of fifty percent (50%) or more of the ownership interests of such corporation or other entity (by vote or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other entity.

“VMware Business” means the business and operations conducted by VMware and VMware Affiliates.

“VMware Business Records” has the meaning set forth in Section 10.02(b) of this Agreement.

“VMware Class A Common Stock” means the shares of Class A Common Stock, par value $0.01 per share, of VMware.

“VMware Class B Common Stock” means the shares of Class B Common Stock, par value $0.01 per share, of VMware.

“VMware Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which VMware will be the common parent corporation immediately after a Deconsolidation Event and including any corporation or other entity which may become a member of such group from time to time.

“VMware Separate Tax Liability” means an amount equal to the Tax liability that VMware and each VMware Affiliate that is included in a Consolidated Return or Combined Return would have incurred if they had filed a consolidated return, combined return (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination), unitary return or a separate return, as the case may be, separate from the members of the Dell Group, for the relevant Tax period, and such amount shall be computed by Dell (A) in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury regulations promulgated thereunder, and (iii) past practice, if any, and (B) taking into account any Tax Asset of VMware and any VMware Affiliate that is included in a Consolidated Return or Combined Return attributable to any Tax period beginning on or after January 1, 2007 other than any Tax Assets of Pivotal that arose during a Pre-Pivotal Acquisition Period (or portion thereof); provided, however, that, although the VMware Separate Tax Liability is to be computed on a hypothetical basis as if VMware and each VMware Affiliate were separate from the members of the Dell Group, the fact that VMware or any VMware Affiliate is included in a Consolidated Return or a Combined Return and the effect that such inclusion has on the calculation of any Tax Item shall nevertheless be taken into account for purposes of computing the VMware Separate Tax Liability (for example, for purposes of calculating its R&D credit, VMware shall be entitled to its allocable share of the consolidated R&D credit of the Dell Group); provided, further, that the VMware Separate Tax Liability shall not exceed for any relevant Tax period the amount of the Tax liability VMware would have incurred had the VMware Group not been a member of the Dell Affiliated Group for such period. For the avoidance of doubt, the VMware Separate Tax Liability shall be computed for the relevant Tax period without regard to whether or not VMware or any VMware Affiliate would be able, on a hypothetical basis separate from the members of the Dell Group, to utilize in an earlier or later Tax period a Tax Asset resulting from such computation.

Section 2 Preparation and Filing of Tax Returns.

2.01 Dell’s Responsibility. Subject to the other applicable provisions of this Agreement, Dell shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Dell and/or any Dell Affiliate for any taxable period; and

(c) all Non-Income Tax Returns with respect to Dell, any Dell Affiliate, or the Dell Business or any part thereof for any taxable period.

2.02 VMware’s Responsibility. Subject to the other applicable provisions of this Agreement, VMware shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to VMware and/or any VMware Affiliate that are required to be filed (taking into account any extension of time which has been requested or received); and

(b) all Non-Income Tax Returns with respect to VMware, any VMware Affiliate, or the VMware Business or any part thereof for any taxable period.

2.03 Agent. Subject to the other applicable provisions of this Agreement, VMware hereby irrevocably designates, and agrees to cause each VMware Affiliate to so designate, Dell as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Dell, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01 of this Agreement.

2.04 Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) any Tax Opinion, (3) any Supplemental Tax Opinion, (4) any Ruling, and (5) any Supplemental Ruling. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such returns under this Agreement.

(b) Subject to the provisions of this Agreement, Dell shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01 of this Agreement, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Dell, any Dell Affiliate, VMware, and/or any VMware Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns; provided, however, that Dell shall consult with VMware prior to changing any method of accounting if such action would solely impact VMware or VMware Affiliates. In the case of any Consolidated Return or Combined Return that reports a VMware Separate Tax Liability in excess of five million dollars ($5,000,000), Dell shall provide to VMware a pro forma draft of the portion of such Tax Return that reflects the VMware Separate Tax Liability and a statement showing in reasonable detail Dell’s calculation of the VMware Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least twenty-one (21) days prior to the due date (with applicable extensions) for the filing of such Tax Return for VMware’s review and comment. VMware shall provide its comments to Dell at least ten (10) days prior to the due date (with applicable extensions) for the filing of such Tax Return and Dell shall consider all comments in good faith and accept all Reasonable Comments. In the case of a dispute regarding the reporting of any Tax Item on such Tax Return or the requesting of a change of method of accounting which would solely impact VMware or VMware Affiliates, which the parties cannot resolve, Dell and VMware shall jointly retain a nationally recognized accounting firm that is mutually agreed upon by Dell and VMware (the “Independent Accountant”) to determine whether the proposed reporting of Dell or VMware is more appropriate under the principles set forth in Section 10.06 mutatis mutandis. If Dell and VMware are unable to agree, the Independent Accountant shall be Deloitte Tax LLP. The relevant Tax Item shall be reported in the manner that the Independent Accountant determines is more appropriate, and such determination shall be final and binding on Dell and VMware. If VMware has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extension) for the filing of any Tax Return, Dell shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to VMware; provided, however, that Dell agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined by the Independent Accountant, and any other Tax Item as agreed upon by Dell and VMware. The fees and expenses incurred in retaining the Independent Accountant shall be borne equally by Dell and VMware, except that if the Independent Accountant determines that the proposed reporting of the disputed Tax Item(s) submitted to the Independent Accountant for its determination by a party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Accountant shall be borne by such party.

(c) Information. VMware shall timely provide, in accordance with Dell’s internal tax return calendar, which will be provided to VMware on a rolling one-year schedule, all information necessary for Dell to prepare all Tax Returns and compute all estimated Tax payments (for purposes of Section 7.01 of this Agreement). If VMware does not meet these deadlines, the Section 2.04(b) notice period to VMware shall be waived.

(d) Post-Distribution Tax Returns. Notwithstanding any provision of this Section 2 to the contrary, each Tax Return that is required to be filed after the Distribution Date will be prepared and filed by the party required by applicable law to file such Tax Return. In the event that Dell is required to file any Consolidated Return or Combined Return after the Distribution Date that reports a VMware Separate Tax Liability in excess of one million dollars ($1,000,000), VMware shall have the right to review and comment on Tax Items that affect VMware in such Tax Return. VMware’s comments shall be made pursuant to the procedures described in Section 2.04(b) of this Agreement, which for the avoidance of doubt will continue to apply to such Tax Returns required to be filed after the Distribution Date, and Dell shall consider all such comments in good faith and accept all Reasonable Comments. The parties will cooperate and share information necessary for the preparation of any Tax Returns after the Distribution Date.

Section 3 Liability for Taxes.

3.01 VMware’s Liability for Taxes. VMware and each VMware Affiliate shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by VMware, any VMware Affiliate, or the VMware Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) of this Agreement to the extent that such Taxes are related to (i) the VMware Separate Tax Liability, or (ii) the VMware Business, for any taxable period;

(b) all Taxes with respect to Tax Returns described in Section 2.02 of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to the VMware Business, VMware or any VMware Affiliate (other than in connection with the required filing of a Tax Return described in Sections 2.01(a) or 2.02 of this Agreement) for any taxable period.

(d) The parties acknowledge that Section 3.01(a) of the Pre-Spin TSAs was interpreted to require VMware to pay the amount of the VMware Separate Tax Liability to Dell without regard to whether Dell actually paid any Tax in connection with a Tax Return described in Section 2.01(a) of the applicable Pre-Spin TSA. The parties agree that such interpretation shall be continued with respect to this Agreement; provided, that VMware’s liability to Dell pursuant to this Section 3.01 shall not exceed with respect to all Tax periods during which VMware was a member of the Affiliated Group of which Dell was the parent, the aggregate VMware Separate Tax Liability for those periods; provided, further, that based on the facts and circumstances as of the date of this Agreement, Dell and VMware understand and agree that, except in the case of liabilities related to any Tax Returns not yet filed on the Effective Date, the foregoing proviso is intended solely to limit VMware’s liability to Dell under this Agreement in the event that Tax Returns for Tax periods during which VMware was a member of the Affiliated Group of which Dell was the parent are finally adjusted pursuant to an Audit, amendment, or other re-opening or re-filing of a Tax Return filed before the Effective Date and is not, as of the date hereof, intended to result in any payment from Dell to VMware hereunder. For the avoidance of doubt, the “VMware Separate Tax Liability” referred to in the preceding sentence shall be calculated in accordance with this Agreement.

3.02 Dell’s Liability for Taxes. Dell shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds of Taxes previously incurred by Dell, any Dell Affiliate, or the Dell Business with respect to such Taxes:

(a) except as provided in Section 3.01(a) of this Agreement, all Taxes with respect to Tax Returns described in Sections 2.01(a) of this Agreement;

(b) all Taxes with respect to Tax Returns described in Section 2.01(b) or 2.01(c) of this Agreement; and

(c) all Taxes imposed by any Taxing Authority with respect to Dell, any Dell Affiliate, or the Dell Business (other than in connection with the required filing of a Tax Return described in Section 2.01 of this Agreement) for any taxable period.

3.03 Taxes, Refunds and Credits. Notwithstanding Sections 3.01 and 3.02 of this Agreement, (i) Dell shall be liable for all Taxes incurred by any person with respect to the Dell Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes, and (ii) VMware and each VMware Affiliate shall be jointly and severally liable for all Taxes incurred by any person with respect to the VMware Business for all periods and shall be entitled to all refunds and credits of Taxes previously incurred by any person with respect to such Taxes (including, for the avoidance of doubt, any refund or credit with respect to amounts paid by VMware to Dell as a result of the VMware Separate Tax Liability). Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall be construed to require compensation, by payment, credit, offset or otherwise, by Dell (or any Dell Affiliate) to VMware (or any VMware Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, VMware, any VMware Affiliate, or the VMware Business, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01 of this Agreement; provided, however, that in the event that the VMware Separate Tax Liability with respect to a particular taxable period is less than zero, Dell shall pay to VMware an amount equal to the Tax Benefit that the Dell Group recognizes as a result of the VMware Separate Tax Liability being less than zero for such taxable period.

3.04 Payment of Tax Liability. If one party is liable or responsible for Taxes, under Sections 3.01 through 3.03 of this Agreement, with respect to Tax Returns for which another party is responsible for filing, or with respect to Taxes that are paid by another party, then the liable or responsible party shall pay the Taxes (or a reimbursement of such Taxes) to the other party pursuant to Section 7.05 of this Agreement.

3.05 Computation. Dell shall provide VMware with a written calculation in reasonable detail (including, upon reasonable request, copies of all worksheets and other materials used in preparation thereof) setting forth the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability (for purposes of Section 7.01 of this Agreement) and any Taxes related to the VMware Business. VMware shall have the right to review and comment on such calculation, and Dell shall consider all comments in good faith and accept all Reasonable Comments. Any dispute with respect to such calculation shall be resolved pursuant to Section 10.04 of this Agreement; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any VMware Separate Tax Liability or estimated VMware Separate Tax Liability be paid later than the date provided in Section 7 of this Agreement; provided, further, that VMware shall be entitled to delay payment to Dell with respect to any amount subject to dispute pursuant to this Section 3.05 but only to the extent (and for so long) Dell is not required to make a payment of Tax with respect to such amount to a Taxing Authority in connection with such VMware Separate Tax Liability (or estimate thereof).

Section 3A. Section 965 Letter Agreement.

VMware’s liability for amounts pursuant to Section 965 of the Code shall be solely governed by the Section 965 Letter Agreement dated April 1, 2019 (the “Section 965 Letter Agreement”). In the event of any conflict between the Section 965 Letter Agreement and Section 4.01(b) of this Agreement, the provisions of Section 4.01(b) of this Agreement shall control, provided, however, that there shall be no increase in VMware’s Tax liability in respect of any such amounts beyond what is contemplated in the Section 965 Letter Agreement. Any Tax of Pivotal arising in connection with Section 965 of the Code shall be deemed to be attributable to a Pre-Pivotal Acquisition Period for purposes of this Agreement. If any change to the timing of payments under the Toll Charge Agreement is necessary, Dell will compensate VMware for the present value associated with making such early payment using a discount rate equal to one (1) plus the annual Applicable Federal Rate (whether short-term or mid-term, depending on the original installment due date under Section 965(h) of the Code) published by the IRS in effect for the date of the accelerated payment. In connection with the External Distribution, Dell and VMware will discuss entering into a protective transfer agreement that satisfies the requirements of Treasury Regulations Section 1.965-7(b)(3)(iii)(B) (but shall not be obligated to enter into such an agreement). In the event that the parties agree to enter into such a protective transfer agreement, the Section 965 Letter Agreement will be amended accordingly in a manner that, as nearly as possible, preserves the economic arrangement of the parties.

Section 4 Deconsolidation Events.

4.01 Tax Allocations.

(a) Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (1) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (2) the immediately following taxable period of VMware or any VMware Affiliate shall be made pursuant to the principles of section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Dell. VMware shall have the right to review and comment on any proposed Tax computation, and Dell shall consider all comments in good faith and accept all Reasonable Comments. Any dispute with respect to such calculation shall be resolved pursuant to the procedures described in Section 10.04 of this Agreement.

(b) Allocation of Tax Assets.

(i) In the case of a Deconsolidation Event, Dell and VMware shall cooperate in determining the allocation of any Tax Assets among Dell, each Dell Affiliate, VMware, and each VMware Affiliate. The parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that is required under Section 3 of this Agreement to bear the liability for the Tax associated with such Tax Asset, or in the case where no party is required hereunder to bear such liability, the party that incurred the cost or burden associated with the creation of such Tax Asset. To the maximum extent possible under applicable law, no Tax Asset taken into account for VMware’s benefit in determining the VMware Separate Tax Liability for any relevant period prior to a Deconsolidation Event shall again be allocated to VMware upon a Deconsolidation Event.

(ii) To the extent any Tax Asset that is attributable to the VMware Business is not allocated to VMware or a VMware Affiliate under applicable law and this Agreement upon a Deconsolidation Event, Dell shall pay VMware an amount such that VMware is in the same position it would have been in had the Tax Asset been allocated to VMware or a VMware Affiliate and used by VMware or a VMware Affiliate to reduce its Tax payment (determined on a “with-and-without” basis treating the Tax Asset in question as the first attribute taken into account by VMware or a VMware Affiliate, as applicable). No payment shall be required pursuant to the preceding sentence to the extent VMware or a VMware Affiliate has already received the economic benefit of such Tax Asset pursuant to the Pre-Spin TSAs, this Agreement or the Section 965 Letter Agreement.

(iii) To the extent VMware is allocated any Tax Asset under applicable law and this Agreement upon a Deconsolidation Event that has reduced amounts due from VMware to Dell or a Dell Affiliate pursuant to the Pre-Spin TSAs, this Agreement or the Section 965 Letter Agreement, VMware shall pay Dell an amount such that Dell or such Dell Affiliate is in the same position Dell or such Dell Affiliate would have been in had the Tax Asset been allocated to Dell or a Dell Affiliate and used by Dell or a Dell Affiliate to reduce its Tax payment (determined on a “with-and-without” basis treating the Tax Asset in question as the first attribute taken into account by Dell or a Dell Affiliate, as applicable). No payment shall be required pursuant to the preceding sentence to the extent Dell or a Dell Affiliate has already received the economic benefit of such Tax Asset pursuant to the Pre-Spin TSAs, this Agreement or the Section 965 Letter Agreement.

4.02 Carrybacks.

(a) In General. Dell agrees not to carry back any Tax Asset of or attributable to the VMware group without VMware’s written consent. In the case of a Deconsolidation Event, Dell agrees to pay to VMware the Tax Benefit from the use in any Pre-Deconsolidation Period of a carryback of any Tax Asset of the VMware Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Dell or any Dell Affiliate). If subsequent to the payment by Dell to VMware of the Tax Benefit of a carryback of a Tax Asset of the VMware Group, there shall be a Final Determination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, VMware shall repay to Dell any amount which would not have been payable to VMware pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Dell to file an amended Tax Return or claim for refund of Income Taxes; provided, however, that Dell shall use its reasonable efforts to use any carryback of a Tax Asset of the VMware Group that is carried back under this Section 4.02(a). This Section 4.02(a) shall not apply with respect to any Tax Asset in respect of which Dell has previously made a payment to VMware under Section 4.01(a).

(b) Net Operating Losses. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, VMware hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or non-U.S. Tax law, including section 1.1502-21T(b)(3) of the Treasury Regulations) to relinquish any right to carry back net operating losses to any Pre-Deconsolidation Periods of Dell (in which event no payment shall be due from Dell to VMware in respect of such net operating losses).

4.03 Continuing Covenants.

(a) Generally. Each of Dell (for itself and each Dell Affiliate) and VMware (for itself and each VMware Affiliate) agrees (1) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.

(b) Actions with Respect to Pivotal. Each of Dell (for itself and each Dell Affiliate) and VMware (for itself and each VMware Affiliate) agrees not to take, and to cause Pivotal (and its affiliates) not to take, any of the following actions on or prior to the Distribution Date without the prior written consent of Dell: (i) the liquidation or deemed liquidation of Pivotal for U.S. federal income tax purposes, (ii) the transfer by Pivotal or its subsidiaries of any material amount of assets outside the ordinary course of business, (iii) the merger of Pivotal or any subsidiary of Pivotal into any other entity, or (iv) the sale, transfer or other disposition of equity interests in Pivotal; provided, that (x) VMware shall not be required to seek Dell’s consent for any such action if VMware determines in good faith that the risk such action would cause VMware to cease to be a member of the Dell Affiliated Group is de minimis and (y) if VMware is required to seek Dell’s consent, Dell may not withhold such consent unless Dell determines, in its good faith sole discretion that such action could reasonably be expected to cause VMware to cease to be a member of the Dell Affiliated Group. VMware shall keep Dell reasonably informed in advance of any non-de minimis action described in clauses (i)-(iv) of this Section 4.03(b). For the avoidance of doubt, this Section 4.03(b) shall not apply after the Distribution Date.

Section 5 Distribution Taxes.

5.01 Liability for Distribution Taxes.

(a) Dell’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, Dell and each Dell Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by Dell (or any Dell Affiliate) inconsistent with any information, covenant, representation, or material related to Dell, any Dell Affiliate, or the Dell Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve Dell (or any Dell Affiliate) of liability under this Agreement);

(ii) any action or omission by Dell (or any Dell Affiliate), including a cessation, transfer to affiliates, or disposition of its active trades or businesses, or an issuance of stock, stock buyback or payment of an extraordinary dividend by Dell (or any Dell Affiliate) following a Distribution;

(iii) any acquisition of any stock or assets of Dell (or any Dell Affiliate) by one or more other persons (other than VMware or a VMware Affiliate) prior to or following a Distribution; or

(iv) any issuance of stock by Dell (or any Dell Affiliate), or change in ownership of stock in Dell (or any Dell Affiliate).

(b) VMware’s Liability for Distribution Taxes. In the event of a Distribution, notwithstanding Sections 3.01 through 3.03 of this Agreement, VMware and each VMware Affiliate shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following:

(i) any action or omission by VMware (or any VMware Affiliate), after the External Distribution at any time, that is inconsistent with any information, covenant, representation, or material related to VMware, any VMware Affiliate, or the VMware Business in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (for the avoidance of doubt, disclosure by VMware (or any VMware Affiliate) to Dell (or any Dell Affiliate) of any action or fact that is inconsistent with any information, covenant, representation, or material submitted to Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling shall not relieve VMware (or any VMware Affiliate) of liability under this Agreement;

(ii) any action or omission by VMware (or any VMware Affiliate) after the date of the External Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the date of a Distribution) including a cessation, transfer to affiliates or disposition of the active trades or businesses of VMware (or any VMware Affiliate), stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of VMware (or any VMware Affiliate) by one or more other persons (other than Dell or any Dell Affiliate) following the External Distribution; or

(iv) any issuance of stock by VMware (or any VMware Affiliate) after the External Distribution, or change in ownership of stock in VMware (or any VMware Affiliate) after a Distribution.

For the avoidance of doubt, VMware’s payment of a special dividend to its shareholders in connection with the Distribution (the “Special Dividend”) shall not be considered an act or omission of VMware for purposes of this Section 5.01(b).

(c) Liability for Remaining Distribution Taxes. Dell shall be liable for one hundred percent (100%) of any Distribution Taxes not otherwise allocated by Section 5.01(a) or (b) of this Agreement.

(d) Deferred Revenue. Dell shall be liable for any increase in the present value of Taxes arising as a result of the acceleration of advance payments defined in Treasury Regulations Section 1.451-8(a) (such advance payments, the “Advance Payments,” and the present value of such Taxes arising as a result of the acceleration of Advance Payments, the “Present Value of Accelerated Taxes”) if the Distribution causes VMware to have a Stub Period immediately following the Distribution of more than ninety-two (92) days. The Present Value of Accelerated Taxes shall be calculated in the following manner: (i) determining the amount of Advance Payments that would have been eligible to be deferred to the first full taxable year after the Stub Period immediately following the Distribution if such Stub Period were ninety-two (92) days or less that are recognized in the Stub Period immediately following the Distribution (the “Accelerated Amount”); (ii) multiplying the Accelerated Amount by an assumed tax rate equal to the highest then-current U.S. federal income tax rate applicable to a corporation tax rate plus 3.5% (the “Assumed Tax Rate”); and (iii) dividing the product of the Accelerated Amount and the Assumed Tax Rate by a discount rate equal to one (1) plus the short-term annual Applicable Federal Rate published by the IRS in effect for the date of the External Distribution. The increase in the Present Value of Accelerated Taxes shall be calculated by subtracting the Present Value of Accelerated Taxes as determined in the prior sentence from the product of the Accelerated Amount and the Assumed Tax Rate as determined in step (ii) in the prior sentence.

5.02 Continuing Covenants.

(a) VMware Restrictions. From the Effective Date and until the External Distribution, VMware agrees that, so long as a Distribution could, in the reasonable discretion of Dell, be effectuated, VMware will not knowingly take or fail to take, or permit any VMware Affiliate to knowingly take or fail to take, any action that could reasonably be expected to preclude Dell’s ability to effectuate a Distribution. In the event of a Distribution, VMware agrees that (1) it will take, or cause any VMware Affiliate to take, any action reasonably requested by Dell in order to enable Dell to effectuate a Distribution and (2) it will not take or fail to take, or permit any VMware Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any information, covenant, representation, or material that relates to facts or matters related to VMware (or any VMware Affiliate) or within the control of VMware and is contained in an Officer’s Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling (except where such information, covenant, representation, or material was not previously disclosed to VMware) other than as permitted by Section 5.02(c) of this Agreement. For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, VMware agrees that it will not take (and it will cause the VMware Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(b) Dell Restrictions. From the Effective Date and until the Distribution, Dell agrees that it will not take or fail to take, or permit any Dell Affiliate to take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Dell (or any Dell Affiliate) or within the control of Dell and is contained in an Officer’s

Certificate, Tax Opinion, Supplemental Tax Opinion, Ruling Documents, Supplemental Ruling Documents, Ruling, or Supplemental Ruling. For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. In the event of a Distribution, Dell agrees that it will not take (and it will cause the Dell Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with such Distribution qualifying under section 355 of the Code.

(c) Certain VMware Actions Following a Distribution.

(i) In the event of a Distribution, VMware agrees that, during the two (2)-year period following a Distribution, without first obtaining, at VMware’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Dell and VMware agree otherwise, VMware shall not:

(1) sell all or substantially all of the direct or indirect assets of VMware;

(2) merge VMware or any VMware Affiliate with another entity, without regard to which party is the surviving entity (except for mergers of direct or indirect wholly owned subsidiaries with or into VMware (with VMware surviving) or with or into other direct or indirect wholly owned subsidiaries);

(3) transfer any assets of VMware in a transaction described in section 351(a) (other than a transfer to a corporation that files a Consolidated Return with VMware and that is wholly owned, directly or indirectly, by VMware) or subparagraph (C) or (D) of section 368(a)(1) of the Code;

(4) engage in a Proposed Acquisition Transaction; provided that VMware shall not be required to obtain a Supplemental Tax Opinion or Supplemental Ruling with respect to a transfer of VMware stock by an MD Stockholder or an SLP Stockholder in which the sole action of VMware with respect to such transfer of VMware stock is to cooperate with such MD Stockholder or SLP Stockholder pursuant its obligations under the Transaction Documents; provided further, for the avoidance of doubt, that the forgoing shall not be interpreted to prevent any such transfer by an MD Stockholder or an SLP Stockholder from being relevant for the purposes of calculating the forty percent (40%) shift described in clause (ii) of the first sentence of the definition of Proposed Acquisition Transaction;

(5) purchase, directly or through any VMware Affiliate, any of its outstanding stock, other than through stock purchases meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30; or

(6) facilitate or otherwise participate in any acquisition of stock in VMware that would result in any shareholder owning five percent (5%) or more of the outstanding stock of VMware (Section 5.02(c)(i)(1)–(5), collectively, the “Restricted Actions”).

VMware (or any VMware Affiliate) shall undertake any Restricted Action only after Dell’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Dell. The parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 5.02(c), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(ii) For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.02(c), VMware may, without obtaining a Supplement Tax Opinion, Supplemental Ruling, or consent from Dell (a) transfer VMware stock in a transaction that qualifies for Safe Harbor VIII or Safe Harbor IX under Treasury Regulations Section 1.355-7(d); (b) transfer any of VMware’s assets in the ordinary course of business or for fair market value; or (c) take any other action that is not a specifically enumerated Restricted Action.

(d) Notice of Restricted Actions. Not later than twenty (20) days prior to entering into any oral or written contract or agreement, and not later than five (5) days after it first becomes aware of any negotiations, plan or intention (regardless of whether it is a party to such negotiations, plan or intention) regarding any of the Restricted Actions, VMware shall provide written notice of its intent to consummate such transaction or the negotiations, plan or intention of which it becomes aware, as the case may be, to Dell.

(e) Cooperation With Respect to Rulings. VMware agrees that, at the request of Dell, VMware shall cooperate fully with Dell to take any action necessary or reasonably helpful to effectuate a Distribution, including seeking to obtain, as expeditiously as possible, a Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining any Tax Opinion, Supplemental Tax Opinion, Ruling, and/or Supplemental Ruling (including any (i) power of attorney, (ii) Officer’s Certificate, (iii) Ruling Documents, (iv) Supplemental Ruling Documents, and/or (v) reasonably requested written representations confirming that (a) VMware has read the Officer’s Certificate, Ruling Documents, and/or Supplemental Ruling Documents and (b) all information and representations, if any, relating to VMware, any VMware Affiliate or the VMware Business contained therein, are true, correct and complete in all material respects). Dell agrees that it shall provide VMware and its advisors reasonable opportunity (and, in the case of any submission made to the IRS, in no event fewer than five (5) days) to review and comment on any document described in the preceding sentence (or any filing or submission in connection therewith) and shall consider in good faith all comments provided by VMware and its advisors in connection with that review.

(f) Earnings and Profits and Tax Attributes. The parties shall cooperate in good faith to determine the amount of earnings and profits and any Tax attributes that should be allocated or apportioned to VMware or the VMware group under applicable law. As soon as practicable following the External Distribution after receipt of a written request from VMware, Dell shall provide copies of any studies, reports, and work papers supporting the earnings and profits and other Tax attributes allocable to VMware. If the parties are not able to resolve any such issues regarding the allocation of earnings and profits and Tax attributes, then the matter shall be resolved in the manner set forth in Section 2.04(b).

5.03 Tax Actions. Notwithstanding anything to the contrary in this Agreement, VMware shall have the right to review and consent to any action or decision related to the preparation and filing of Tax Returns that Dell may propose as a result of a change in Tax law after the date of this Agreement and that would materially and disproportionately affect VMware and its Subsidiaries (in comparison to Dell and its Subsidiaries) in an adverse manner and would reasonably be expected to result in Tax liability to VMware in excess of one million dollars ($1,000,000) in or with respect to any Tax period (or portion thereof) beginning on or after the Distribution Date.

Section 6 Indemnification.

6.01 In General. Dell and each member of the Dell Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Dell or any Dell Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Dell, any Dell Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. VMware and each member of the VMware Group shall jointly and severally indemnify Dell, each Dell Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which VMware or any VMware Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of VMware, any VMware Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02 Inaccurate or Incomplete Information. Dell and each member of the Dell Group shall jointly and severally indemnify VMware, each VMware Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expense of any kind attributable to the failure of Dell or any Dell Affiliate in supplying VMware or any VMware Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return. VMware and each member of the VMware Group shall jointly and severally indemnify Dell, each Dell Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of VMware or any VMware Affiliate in supplying Dell or any Dell Affiliate with inaccurate or incomplete information, in connection with the preparation of any Tax Return.

6.03 No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Dell, any Dell Affiliate, VMware or any VMware Affiliate. In addition, for the avoidance of doubt, for purposes of determining any amount owed between the parties hereto, all such determinations shall be made without regard to any financial accounting tax asset or liability or other financial accounting items.

6.04 Notice and Dispute Resolution. Any claim for indemnification made directly by one party (the “Indemnified Party”) against the other party (the “Indemnifying Party”) shall be asserted by promptly delivering a written notice (the “Indemnification Notice”) from the Indemnified Party to the Indemnifying Party specifically claiming indemnification; provided, however, that the failure to promptly give such written notice shall affect the rights of an Indemnified Party only to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim. Within fifteen (15) business days after delivery of the Indemnification Notice, the Indemnifying Party shall submit to the Indemnified Party a written response (the “Response”). If such Indemnifying Party does respond within such time period and rejects such claim in whole or in part, such Indemnified Party shall be free to pursue resolution as provided in Section 10.04 of this Agreement.

Section 7 Payments.

7.01 Estimated Tax Payments. Not later than three (3) days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, VMware shall pay to Dell on behalf of the VMware Group an amount equal to the amount of any estimated VMware Separate Tax Liability that VMware otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date. If the VMware Separate Tax Liability for such taxable period is less than zero, then Dell shall pay to VMware an amount equal to the Tax Benefit that the Dell Group anticipates it will recognize for the entire year as a result of the VMware Separate Tax Liability being less than zero for such taxable period. Not later than seven (7) days prior to each such Estimated Tax Installment Date, Dell shall provide VMware with a written notice setting forth the amount payable by VMware in respect of such estimated VMware Separate Tax Liability and a calculation of such amount.

7.02 True-Up Payments. Not later than ten (10) business days after receipt of any VMware Separate Tax Liability computation pursuant to Section 3.05 of this Agreement, VMware shall pay to Dell, or Dell shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the (i) VMware Separate Tax Liability and (ii) the amount equal to (A) the aggregate amount paid by VMware to Dell with respect to such period under Section 7.01 of this Agreement minus (B) the aggregate amounts paid by Dell to VMware with respect to such period under Section 7.01 of this Agreement.

7.03 Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return, as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority that in any such case would affect the VMware Separate Tax Liability, Dell shall prepare a revised pro forma Tax Return in accordance with Section 2.04(b) of this Agreement for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. VMware shall pay to Dell, or Dell shall pay to VMware, as appropriate, an amount equal to the difference, if any, between the VMware Separate Tax Liability reflected on such revised pro forma Tax Return and the VMware Separate Tax liability for such period as originally computed pursuant to this Agreement.

7.04 Payments of Refunds, Credits and Reimbursements. If one party receives a refund or credit of any Tax to which the other party is entitled pursuant to Section 3.03 of this Agreement, the party receiving such refund or credit shall pay to the other party the amount of such refund or credit pursuant to Section 7.05 of this Agreement. If one party pays a Tax with respect to which the other party is liable of responsible pursuant to Sections 3.01 through 3.03 of this Agreement, then the liable or responsible party shall pay to the other party the amount of such Tax pursuant to Section 7.05 of this Agreement.

7.05 Payments Under This Agreement. In the event that one party is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the parties agree that any payments made by one party to another party pursuant to this Agreement (other than (i) payments for the VMware Separate Tax Liability for any Post-Deconsolidation Period, (ii) payments of interest pursuant to Section 7.05(e) of this Agreement, and (iii) payments of After Tax Amounts pursuant to Section 7.05(d) of this Agreement) shall be treated for all Tax and financial accounting purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Deconsolidation Event and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than payments of interest pursuant to Section 7.05(e) of this Agreement) is subject to any Tax, the party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) of this Agreement on the amount of such Tax from the date such Tax accrues through the date of payment of such After Tax Amount. A party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per-annum rate equal to the prime rate as published in The Wall Street Journal on the last day of such Payment Period. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which it is due.

Section 8 Tax Proceedings.

8.01 In General. Except as otherwise provided in this Agreement, (i) with respect to Tax Returns described in Section 2.01 of this Agreement, Dell, and (ii) with respect to Tax Returns described in Section 2.02 of this Agreement, VMware (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Dell, any Dell Affiliate, VMware, and/or any VMware Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Controlling Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Controlling Party.

8.02 Participation of non-Controlling Party. Except as otherwise provided in Section 8.04 of this Agreement, the non-Controlling Party shall have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party and the non-Controlling Party shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as otherwise provided in Section 8.04 of this Agreement, the Controlling Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Controlling Party by at least one hundred fifty thousand dollars ($150,000) without obtaining such non-Controlling Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Controlling Party.

8.03 Notice. Within ten (10) business days after a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 10.15 of this Agreement to the contrary, if a party to this Agreement fails to provide the other party notice as required by this Section 8.03, and the failure results in a detriment to the other party, then any amount which the other party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.04 Control of Distribution Tax Proceedings. In the event of a Distribution, Dell shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Dell, any Dell Affiliate, VMware, and/or any VMware Affiliate in any Audits relating to Distribution Taxes and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit; provided, however, that Dell shall not settle any such audit with respect to Distribution Taxes with a Taxing Authority that would reasonably be expected to result in a material Tax cost to VMware or any VMware Affiliate, without the prior consent of VMware, which consent shall not be unreasonably withheld, conditioned or delayed. Dell’s rights shall extend to any matter pertaining to the management and control of such Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, however, that to the extent that VMware is obligated to bear at least fifty percent (50%) of the liability for any Distribution Taxes under Section 5.01 of this Agreement, Dell and VMware shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment. VMware may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement that might arise in such Audit and can demonstrate to the reasonable satisfaction of Dell that it can satisfy its liability for any such Distribution Taxes. If VMware is unable to demonstrate to the reasonable satisfaction of Dell that it will be able to satisfy its liability for such Distribution Taxes, but acknowledges in writing that it has sole liability for any Distribution Taxes under Section 5.01 of this Agreement, VMware and Dell shall have joint control over the Audit.

8.05 Post-Distribution Audits. Notwithstanding the provisions in Sections 8.01- 8.04, after the Distribution Date, any Audit shall be administered and controlled exclusively by the party that will bear the entire economic liability for any Taxes resulting from such Audit. If both Dell and VMware could bear a portion of the economic liability for any Taxes resulting from an Audit (a “Joint Liability Return”), Dell shall control the Audit, and VMware shall have the right to participate in such Audit, including by attending any formally scheduled meetings with Tax Authorities or proceedings before judicial authorities in connection with any potential adjustment pursuant to which VMware may reasonably be expected to become liable for any Taxes or to make any indemnification payment. Dell shall not settle any Audit regarding Joint Liability Returns without the prior consent of VMware, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9 Stock Options and Restricted Stock.

9.01 In General.

(a) The parties hereto agree that, so long as VMware continues to be a member of the Consolidated Group of which Dell is the common parent, Dell shall be entitled to any Tax Benefit arising by reason of (i) exercises of Options to purchase shares of Dell stock and (ii) the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). The parties hereto agree (i) to report all Tax deductions with respect to exercises of Options to purchase shares of Dell stock and the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) consistently with this Section 9.01(a), to the extent permitted by the Tax law, and (ii) that such Tax deductions shall not be considered Tax deductions of VMware or any VMware Affiliate for purposes of computing the VMware Separate Tax Liability.

(b) The parties hereto agree that, once VMware ceases to be a member of the Consolidated Group of which Dell is the common parent, so long as Dell and/or any Dell Affiliate own shares of VMware stock possessing at least twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, VMware shall pay the amount of the Tax Benefit arising by reason of (i) exercises of Options to purchase shares of Dell stock and (ii) the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) to Dell.

(c) The parties hereto agree that, once the shares of VMware stock owned by Dell and any Dell Affiliates possess less than twenty percent (20%) of the total voting power of all of the issued and outstanding shares of VMware stock, then upon the exercise of any Option to purchase shares of Dell stock by any VMware Group employee of former employee, VMware shall pay to Dell an amount equal to the excess of (i) the fair market value of such shares of Dell stock issued over (ii) the strike price paid by the VMware Group employee of former employee with respect thereto.

9.02 Notices, Withholding, Reporting. Dell shall promptly notify VMware of any event giving rise to income to any VMware Group employees or former employees in connection with exercises of Options to purchase shares of Dell stock or the lapse of any restrictions with respect to shares of Dell stock subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code). If required by the Tax law, VMware shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith.

9.03 Adjustments. If VMware or any VMware Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which Dell is entitled under Section 9.01 of this Agreement, VMware shall pay the amount of such Tax Benefit to Dell. If Dell or any Dell Affiliate as a result of a Final Determination or any settlement or compromise with any Taxing Authority receives any Tax Benefit to which VMware is entitled under Section 9.01 of this Agreement, Dell shall pay the amount of such Tax Benefit to VMware.

Section 10 Miscellaneous Provisions.

10.01 Effectiveness. This Agreement shall become effective upon execution by the parties hereto.

10.02 Other Tax Sharing Agreements.

(a) Termination of Pre-Spin TSAs. Pre-Spin TSAs are hereby terminated and, notwithstanding any other provision of this Agreement, including Section 10.02(b), to the contrary, this Agreement supersedes all Pre-Spin Tax Sharing Agreements with respect to all Tax periods.

(b) Pivotal Tax Sharing Agreement. Except as otherwise provided in this Agreement, the provisions of the Pivotal Tax Sharing Agreement shall survive and remain in effect with respect to Pre-Pivotal Acquisition Periods; provided, that in the event of any conflict between the Pivotal Tax Sharing Agreements, on the one hand, and the Prior TSA, the First Amended and Restated TSA, or this Agreement (as applicable), on the other, the provisions of the Prior TSA, the First Amended and Restated TSA, or this Agreement (as applicable) shall control, and, for the avoidance of doubt:

(i) If any Taxes of Pivotal attributable to a Pre-Pivotal Acquisition Period (or portion thereof) during which Pivotal was consolidated with Dell for U.S. federal income tax purposes are paid in a Post-Pivotal Acquisition Period, Dell shall not require Pivotal to make a payment under the Pivotal Tax Sharing Agreement in respect of such Taxes.

(ii) If any Taxes of Pivotal attributable to a Pre-Pivotal Acquisition Period (or portion thereof) during which Pivotal was not consolidated with Dell for U.S. federal income tax purposes are paid in a Post-Pivotal Acquisition Period, Dell shall pay Pivotal an amount (in cash) sufficient to put Pivotal in the same position it would have been in had no such Tax been paid.

(iii) Neither Pivotal nor VMware shall be required to make any payment to Dell in respect of Pivotal Tax Assets that Pivotal is able to use to reduce its Tax liability with respect to a Post-Pivotal Acquisition Period during which Pivotal is not consolidated with VMware for U.S. federal income tax purposes.

(iv) With respect to any Post-Pivotal Acquisition Period during which Pivotal is consolidated with VMware for U.S. federal income tax purposes, the taxable income of Pivotal will be included in, and certain Tax Assets of Pivotal will be excluded from, the calculation of VMware Separate Tax Liability, in each case as provided in (and subject to) the definition of VMware Separate Tax Liability.

(v) With respect to any Pre-Pivotal Acquisition Periods of Pivotal, Dell shall control Tax Returns and Audits pursuant to Section 2 and Section 8.01 of this Agreement as if Pivotal were a Dell Affiliate for all such periods.

(vi) Notwithstanding anything in this Agreement to the contrary, there shall be no duplication of payments with respect to Taxes or Tax benefits under this Agreement, the First Amended and Restated TSA and the Pivotal Tax Sharing Agreement. For purposes of this Section 10.02, the term “Tax” with respect to Pivotal includes any payments made as a result of the Pivotal Tax Sharing Agreement.

10.03 Cooperation and Exchange of Information.

(a) Cooperation. VMware and Dell shall each cooperate fully (and each shall cause its respective affiliates to cooperate fully) with all reasonable requests from another party for information and materials not otherwise available to the requesting party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any tax proceeding, or the filing of a Tax Return or refund claim by a member of the Dell Group or the VMware Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Retention of Records. Any party that is in possession of documentation of Dell (or any Dell Affiliate) or VMware (or any VMware Affiliate) relating to the VMware Business, including books, records, Tax Returns and all supporting schedules and information relating thereto (the “VMware Business Records”), shall retain such VMware Business Records for a period of seven (7) years following the Effective Time. Thereafter, any party wishing to dispose of VMware Business Records in its possession (after the expiration of the applicable statute of limitations) shall provide written notice to the other party describing the documentation proposed to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60)-day period.

10.04 Dispute Resolution(a) . In the event that Dell and VMware disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties shall attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Dell and VMware shall jointly retain a nationally recognized law or accounting firm, which firm is independent of both parties (the “Independent Firm”), to resolve the dispute. The Independent Firm shall act as an arbitrator to resolve all points of disagreement and its decision shall be final and binding upon all parties involved. Following the decision of the Independent Firm, Dell and VMware shall each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm shall be borne equally by Dell and VMware, except that if the Independent Firm determines that the position advanced by either party is frivolous, has not been asserted in good faith or for which there is not substantial authority, one hundred percent (100%) of the fees and expenses of the Independent Firm shall be borne by such party. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 10.04 (i) shall not be applicable to any disagreement between the parties relating to Distribution Taxes, and any such dispute shall be settled as contemplated in Article XI of the Separation and Distribution Agreement, provided that any arbitrators chosen to resolve a dispute relating to Distribution Taxes shall be nationally recognized tax counsel, and (ii) shall not be applicable to VMware’s review and comment rights with respect to the Ruling and the Tax Opinion under Section 6.5 of the Separation and Distribution Agreement.

10.05 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of ten (10) business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to Dell or any Dell Affiliate, to the Vice President of Corporate Tax of Dell, with a copy to the General Counsel of Dell, at:

Dell Technologies Inc.

One Dell Way, RR1-33

Round Rock, Texas 78682

Attn.: Richard Rothberg, General Counsel

If to VMware or any VMware Affiliate, to Vice President of Corporate Tax of VMware, with a copy to the General Counsel of VMware, at:

VMware, Inc.

3401 Hillview Avenue

Palo Alto, California 94304

Attention: Legal Department

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents are to be delivered.

10.06 Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

10.07 Confidentiality. Each party shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other parties hereto furnished it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers and other consultants who shall be advised of and agree to be bound by the provisions of this Section 10.07. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

10.08 Successors. This Agreement shall be binding on and inure to the benefit and detriment of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party.

10.09 Affiliates. Dell shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Dell Affiliate, and VMware shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any VMware Affiliate; provided, however, that, if it is contemplated that a Dell Affiliate may cease to be a Dell Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the Dell Group to the shareholders of Dell, then (a) VMware shall execute a release of such Dell Affiliate from its obligations under this Agreement effective as of such transfer, provided that Dell shall have confirmed in writing its obligations and the obligations of its remaining Dell Affiliates with respect to their own obligations and the obligations of the departing Dell Affiliate and that such departing Dell Affiliate shall have executed a release of any rights it may have against VMware or any VMware Affiliate by reason of this Agreement, or (b) Dell shall acknowledge in writing no later than thirty (30) days prior to such cessation that it shall bear one hundred percent (100%) of the liability for the obligations of Dell and each Dell Affiliate (including the departing Dell Affiliate) under this Agreement. If at any time VMware shall, directly or indirectly, obtain beneficial ownership of more than fifty percent (50%) of the total combined voting power of any other entity, VMware shall cause such entity to become a party to this Agreement by executing together with Dell an agreement in substantially the same form as set forth in Schedule 10.09 and such entity shall have all rights and obligations of a VMware Affiliate under this Agreement.

10.10 Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision of law or of its charter or bylaws or any agreement, instrument or order binding on such party.

10.11 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior tax sharing agreements between Dell (or any Dell Affiliate) and VMware (or any VMware Affiliate) and such prior tax sharing agreements shall have no further force and effect. If, and to the extent, the provisions of this Agreement conflict with any agreement entered into in connection with a Distribution or another Deconsolidation Event, the provisions of this Agreement shall control.

10.12 Applicable Law; Jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES THAT THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND ALL DISPUTES, CONTROVERSIES OR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY OF LAW RULES, (ii) TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, (iii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY’S AGENT IN THE STATE OF DELAWARE FOR ACCEPTANCE OF LEGAL PROCESS AND (iv) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN (iii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

10.14 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction (or an arbitrator or arbitration panel) to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated. In the event that any such term, provision, covenant or restriction is held to be invalid, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternate means to achieve the same or substantially the same result as that contemplated by such terms, provisions, covenant, or restriction.

10.15 No Third Party Beneficiaries. This Agreement is solely for the benefit of Dell, the Dell Affiliates, VMware and the VMware Affiliates. This Agreement should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other rights in excess of those existing without this Agreement.

10.16 Waivers, Etc. No failure or delay on the part of a party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by the parties therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

10.17 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

10.18 Other Remedies. VMware recognizes that any failure by it or any VMware Affiliate to comply with its obligations under Section 5 of this Agreement would, in the event of a Distribution, result in Distribution Taxes that would cause irreparable harm to Dell, Dell Affiliates, and their stockholders. Accordingly, Dell shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Dell is entitled at law or in equity.

10.19 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

10.20 Waiver of Jury Trial. Each of the parties hereto irrevocably and unconditionally waives all right to trial by jury in any litigation, claim, action, suit, arbitration, inquiry, proceeding, investigation or counterclaim (whether based in contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof.

10.21 Interpretations. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

DELL TECHNOLOGIES INC.

By:	/s/ Robert Potts
	Name:	Robert Potts
	Title:	Senior Vice President and Assistant Secretary

VMWARE, INC.

By:	/s/ Zane Rowe
	Name:	Zane Rowe
	Title:	Chief Financial Officer and Interim Chief Executive Officer

[Signature Page to Tax Matters Agreement]